Exhibit 10.3

INFRABLUE LIMITED

Mitchell Johnson
3 Deacons Terrace
Harecourt Road
Islington
London
N1 2PH

London April 1st, 2004

Dear Mitchell,

INFRABLUE Limited (the "Company")

I write to confirm the terms of your appointment as a Director of the Company.

1. Your appointment as a Director will commence on the date hereof. Your appointment as a Director is subject to the Memorandum and Articles of Association of the Company.

During the period of your appointment you will:

(a) attend meetings of the Board of Directors of the Company and general meetings of the Company (if any);

(b) serve on such committees of the Board as the Board may determine from time to time;

(c) undertake such services as are consistent with your appointment as an executive member of the Board of the Company which will include:

(i) Fundraising via established contacts

(ii) Locating strategic partners

(iii) Advice and assistance on Company development

(iv) Advice and assistance with regard to identifying and concluding capitalization of the Company

2. In consideration of the you meeting the targets set out in the schedule to this letter, the Company will grant to you 30 days after the receipt by the Company of satisfactory evidence of the relevant target having been met up to a maximum of 6 targets over a period of 18 months an option to subscribe for such number of the ordinary shares in the capital of the Company as represent 4% of the fully diluted issued share capital of the Company as at today's date at a subscription price of par ("the Option"). The total amount of options granted shall not exceed 24.5%. The Option shall become exercisable by you 6 months from the date of your appointment being terminated. In the event that an exit is provided for the Company in the form of either a listing or a take-over, the full 24.5% will be granted.

Each tranche of the Option shall be exercisable by written notice to the Company. The Company shall issue the relevant shares, enter your details in the register of members of the Company, and deliver a share certificate in respect of the relevant shares within 14 days of receipt of the option subscription price.

3. The Company shall, on submission of receipts, reimburse all reasonable travelling, accommodation, meal and other expenses wholly, exclusively and necessarily incurred by you in the performance of your duties as a Director. Such expenses will be reimbursed to you within 21 days of you submitting an APPROVED expenses claim in respect of them.

4. You will declare to the Board any business or beneficial interest which you or any connected person, as defined in the Companies Act 1985, has or may have with any person, firm or company which in any way deals with the Company or with any other member of the Group. You will comply with the policy of the Company as may be in force from time to time in relation to conflicts of interest.

5. You shall treat as secret and confidential and shall not, except in the proper course of your duties, during or after your period of appointment divulge or otherwise make use of confidential information relating to any member of the Group; but this restriction shall not apply to any information which enters the public domain otherwise than through unauthorised disclosure by you.

6. Both you and the Company shall be entitled to terminate this agreement on 3 months written notice.

7. If this Agreement shall terminate for whatever reason and howsoever caused, you shall forthwith resign as a Director of and resign from any other office which you may then hold with any member of the Group.

8. Upon the termination of your appointment you agree immediately to deliver to the Company any and all property in your control relating to the business or affairs of any member of the Group and shall not retain any copies.

9. It is agreed that you are an employee of the Company and a member of the Group and that this Agreement shall be ad hoc to the contract of employment.

10. This Agreement sets out the entire agreement between you and the Company and supersedes all prior agreements and understandings relating to this subject matter.

11. The parties hereto do not intend that any term of this Agreement should be enforceable by any third party as provided by The Contracts (Rights Of Third Parties) Act 1999

12. This Agreement shall be governed by English Law.

I should be grateful if you would sign and return the enclosed copy of this letter to indicate your agreement and acceptance of its terms.

Yours sincerely,

/s/ Garth Hochong     P.A. Garth Hochong
___________________________________
For and on behalf of Public Lock Inc.

I hereby agree to and accept the above terms

/s/ Mitchell Johnson
___________________________________
Mitchell Johnson

Date: 01/04/2004